Exhibit 99.1

For Immediate Release

Contacts:	Linda H. Simmons	William C. DeWitt
Chief Financial Officer	Corporate Communications
(401) 574-1652	(401) 574-1541

Bancorp Rhode Island, Inc. Announces Third Quarter 2008 Earnings

Increase to $2.32 Million

Net Interest Margin Expands 10 Basis Points

PROVIDENCE, R.I., October 23, 2008 – Bancorp Rhode Island, Inc. (NASDAQ: BARI), the parent company of Bank Rhode Island, today announced net income for the third quarter 2008 of $2.32 million, an increase of two percent from $2.28 million in the third quarter 2007. The company’s diluted earnings per share (EPS) were $0.50 for the third quarter 2008, up nine percent from $0.46 in the third quarter 2007.

Net interest margin for the third quarter of 2008 expanded to 3.34 percent, an increase of 10 basis points from the second quarter of 2008 and an increase of 43 basis points from the third quarter of 2007.

Total assets ended the third quarter 2008 at $1.49 billion, unchanged from the second quarter 2008, and a year ago. The bank’s commercial loan portfolio ended the third quarter 2008 at $639.6 million, up 1.4 percent from $630.8 million in the prior quarter and up 15 percent from $554.9 million in the third quarter 2007. Residential mortgage balances declined compared to the prior quarter and year over year as the bank continued its strategic conversion to a more commercially oriented balance sheet. Consumer loan balances were also down year over year, but were up from the prior quarter.

The company continues to be well capitalized with a Tier 1 capital ratio of 8.03 percent and a total risk-weighted capital ratio in excess of 13 percent.

“There is no question we are operating in a difficult environment. I am pleased we are able to report a modest earnings increase while many other institutions are reporting losses or substantial declines in year-over-year earnings,” said Merrill W. Sherman, president and chief executive officer of Bancorp Rhode Island, Inc. “We believe these results evidence the value of a prudent, patient and long-term approach towards investing that has always formed the hallmark of our business strategy.”

Nonperforming loans at September 30, 2008, totaled $11.7 million, compared to $6.8 million in the prior quarter and $4.0 million a year ago. As a percentage of total loans, nonperforming loans ended the third quarter 2008 at 1.11 percent, compared to 0.64 percent in the second quarter 2008 and 0.39 percent in the third quarter 2007. The increase came primarily from loans in the purchased mortgage portfolio and several commercial credits. The third quarter’s provision for loan and lease losses increased to $1.5 million compared to $970 thousand in the prior quarter and $290 thousand a year ago. Net charge offs for the third quarter 2008 were $477 thousand or .04 percent of average loans outstanding, as compared to $273 thousand or .03 percent of average loans outstanding in the third quarter 2007.

Total deposits were $1.02 billion at the end of the third quarter 2008, compared to $1.04 billion at the prior quarter end and $1.02 billion a year ago. The overall cost of interest bearing deposits was reduced by 25 basis points during the third quarter.

Noninterest expense was $9.30 million in the third quarter 2008, compared to $9.61 million in the prior quarter and $9.49 million in the third quarter 2007.

Noninterest income was $2.33 million in the third quarter 2008, down from $2.49 million in the prior quarter and $2.86 million a year ago. The decrease was primarily due to an impairment loss on available for sale securities of $219 thousand, offset by $168 thousand of gains on the sale of available for sale securities.

“Our vision and culture has put Bank Rhode Island in a solid position in our marketplace. We are more than just open for business – we have both the willingness and ability to provide new loans to our customers and potential customers,” Sherman added.

The company’s Board of Directors approved a dividend of $0.17 per share. The dividend will be paid on December 3, 2008 to shareholders of record on November 12, 2008

Bancorp Rhode Island, Inc. will host a conference call at 10:00 a.m. Eastern Daylight Time (EDT) on Thursday, October 23, to discuss its third quarter 2008 earnings. The conference call can be accessed by dialing toll free (800) 762-8779, or via webcast at http://www.bankri.com/investorrelations. Please dial in at least 10 minutes prior to the start of the call to ensure a timely connection.

There will be a playback of the call available the same day beginning at approximately 1 p.m. EDT that can be accessed through 11:59 p.m. EDT on Saturday, October 25, 2008. The replay dial-in number is (800) 406-7325; when prompted, enter conference ID number 3927063. The webcast will be archived on the “Investor Relations” page of the Bank Rhode Island website at http://www.bankri.com/investorrelations.

Bancorp Rhode Island, Inc. is the parent company of Bank Rhode Island, a full-service, FDIC-insured, state-chartered financial institution. The Bank, headquartered in Providence, Rhode Island, operates 16 branches throughout Providence, Kent and Washington Counties.

This release may contain “forward-looking statements” within the meaning of section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent the company's present expectations or beliefs concerning future events. The company cautions that such statements are necessarily based on certain assumptions which are subject to risks and uncertainties, including, but not limited to, changes in general economic conditions and changing competition which could cause actual future results to differ materially from those indicated herein. Further information on these risk factors is included in the company's filings with the Securities and Exchange Commission.

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BANCORP RHODE ISLAND, INC.

Selected Financial Highlights (unaudited)

	September 30, 2008	December 31, 2007
Balance Sheet Data:	(Dollars in thousands, except per share data)

Total Assets	$1,489,980	$1,477,119
Total Loans and Leases	1,060,739	1,038,132
Nonperforming Loans	11,737	4,149
Total Other Real Estate Owned	352	--
Allowance for Loan Losses	14,199	12,619
Allowance for Nonperforming Loans	120.98%	304.15%
Allowance to Total Loans	1.34%	1.22%
Total Deposits	1,022,154	1,014,780
Total Shareholders’ Equity	114,226	113,108

Book Value Per Share	$24.97	$24.79
Tangible Book Value Per Share	$22.34	$22.21

	Quarter Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
(Dollars in millions)

Average Balance Sheet Data:

Average Total Assets	$1,495	$1,487	$1,481	$1,469
Average Total Loans	1,060	1,025	1,046	1,012
Average Total Interest-bearing Liabilities	1,186	1,163	1,175	1,152
Average Total Equity	113	116	113	115

	Quarter Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
(Dollars in thousands, except per share data)

Income Statement Data:

Interest and Dividend Income	$20,137	$21,950	$60,650	$64,367
Interest Expense	8,216	11,685	26,997	33,582
Net Interest Income	11,921	10,265	33,653	30,785
Provision of Loan and Lease Losses	1,515	290	2,770	490
Noninterest Income	2,333	2,856	7,728	8,082
Noninterest Expense	9,304	9,492	28,376	28,627
Income Before Income Taxes	3,435	3,339	10,235	9,750
Income Tax Expense	1,111	1,061	3,344	3,100
Net Income	$2,324	$2,278	$6,891	$6,650

Data Per Common Share:

Earnings Per Common Share – Basic	$051	$0.47	$1.51	$1.38
Earnings Per Common Share – Diluted	$0.50	$0.46	$1.49	$1.34
Average Common Shares Outstanding – Basic	4,566,563	4,818,486	4,562,225	4,824,383
Average Common Shares Outstanding - Diluted	4,628,916	4,925,366	4,633,419	4,953,963

Selected Operating Ratios:

Net Interest Margin	3.34%	2.91%	3.19%	2.95%
Return on Assets	0.62%	0.61%	0.62%	0.61%
Return on Equity	8.20%	7.79%	8.12%	7.74%
Efficiency Ratio(1)	65.27%	72.34%	68.57%	73.65%

______________________

(1) Calculated by dividing total noninterest expenses by net interest income plus noninterest income.

BANCORP RHODE ISLAND, INC.

Consolidated Balance Sheets (unaudited)

	September 30, 2008	December 31, 2007
	(In thousands)
ASSETS:
Cash and due from banks	$28,500	$20,465
Overnight investments	805	17,097
Total cash and cash equivalents	29,305	37,562
Investment securities available for sale (amortized cost of $62,750 and $77,193, respectively)	60,624	76,986
Mortgage-backed securities available for sale (amortized cost of $275,972 and $258,094, respectively)	272,807	258,195
Total available for sale securities	333,431	335,181
Stock in Federal Home Loan Bank of Boston	15,671	15,671
Loans and leases receivable:
Commercial loans and leases	639,608	573,668
Residential mortgage loans	215,118	248,728
Consumer and other loans	206,013	215,736
Total loans and leases receivable	1,060,739	1,038,132
Allowance for loan and lease losses	(14,199)	(12,619)
Net loans and leases receivable	1,046,540	1,025,513
Premises and equipment, net	12,990	13,721
Goodwill	12,019	11,772
Accrued interest receivable	5,664	6,557
Investment in bank-owned life insurance	24,969	24,186
Prepaid expenses and other assets	9,391	6,956
Total assets	$1,489,980	$1,477,119
LIABILITIES:
Deposits:
Demand deposit accounts	$181,323	$172,634
NOW accounts	56,207	65,191
Money market accounts	3,968	6,054
Savings accounts	373,587	396,838
Certificate of deposit accounts	407,069	374,063
Total deposits	1,022,154	1,014,780
Overnight and short-term borrowings	55,776	66,795
Wholesale repurchase agreements	10,000	10,000
Federal Home Loan Bank of Boston borrowings	259,683	241,505
Subordinated deferrable interest debentures	13,403	13,403
Other liabilities	14,738	17,528
Total liabilities	1,375,754	1,364,011
SHAREHOLDERS’ EQUITY:
Preferred stock, par value $0.01 per share, authorized 1,000,000 shares:
Issued and outstanding: none	--	--
Common stock, par value $0.01 per share, authorized 11,000,000 shares:
Issued: (4,926,420 shares and 4,867,121 shares, respectively)	49	49
Additional paid-in capital	71,810	70,123
Treasury stock, at cost (352,250 shares and 305,200 shares, respectively)	(12,055)	(10,189)
Retained earnings	57,861	53,194
Accumulated other comprehensive loss, net	(3,439)	(69)
Total shareholders’ equity	114,226	113,108
Total liabilities and shareholders’ equity	$1,489,980	$1,477,119

BANCORP RHODE ISLAND, INC.

Consolidated Statements of Operations (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(In thousands, except per share data)

Interest and dividend income:
Commercial loans and leases	$10,076	$10,200	$29,624	$29,440
Residential mortgage loans	2,899	3,427	9,232	10,374
Consumer and other loans	2,776	3,507	8,613	10,249
Mortgage-backed securities	3,570	2,620	10,257	8,223
Investment securities	691	1,577	2,151	4,444
Federal Home Loan Bank of Boston stock dividends	119	254	512	800
Overnight investments	6	365	261	837
Total interest and dividend income	20,137	21,950	60,650	64,367
Interest expense:
NOW accounts	33	99	138	300
Money market accounts	17	40	65	103
Savings accounts	1,510	2,955	5,688	8,094
Certificate of deposit accounts	3,213	4,479	10,905	13,369
Overnight and short-term borrowings	209	703	853	2,006
Wholesale repurchase agreements	136	136	404	466
Federal Home Loan Bank of Boston borrowings	2,864	2,767	8,234	7,998
Subordinated deferrable interest debentures	234	506	710	1,246
Total interest expense	8,216	11,685	26,997	33,582
Net interest income	11,921	10,265	33,653	30,785
Provision for loan and lease losses	1,515	290	2,770	490
Net interest income after provision for loan and lease losses	10,406	9,975	30,883	30,295
Noninterest income:
Service charges on deposit accounts	1,469	1,386	4,352	4,090
Net gains on lease sales and commissions on loans originated for others	55	295	374	1,018
Income from bank-owned life insurance	266	264	783	775
Loan related fees	136	119	443	468
Commissions on nondeposit investment products	174	146	629	437
Impairment of available for sale securities	(219)	--	(219)	--
Gain on sale of available for sale securities	168	254	410	254
Other income	284	392	956	1,040
Total noninterest income	2,333	2,856	7,728	8,082

Noninterest expense:
Salaries and employee benefits	5,067	5,316	15,206	15,863
Occupancy	899	882	2,628	2,684
Data processing	697	691	2,124	2,129
Professional services	709	446	2,198	1,698
Marketing	367	347	1,100	1,147
Equipment	233	337	807	1,004
Loan servicing	185	220	503	606
Loan workout and other real estate owned	78	43	314	47
Other expenses	1,069	1,210	3,496	3,449
Total noninterest expense	9,304	9,492	28,376	28,627
Income before income taxes	3,435	3,339	10,235	9,750

Income tax expense	1,111	1,061	3,344	3,100
Net income	$2,324	$2,278	$6,891	$6,650
Per share data:
Basic earnings per common share	$0.51	$0.47	$1.51	$1.38
Diluted earnings per common share	$0.50	$0.46	$1.49	$1.34

Average common shares outstanding – basic	4,566,563	4,818,486	4,562,225	4,824,383
Average common shares outstanding – diluted	4,628,916	4,925,366	4,633,419	4,953,963